Exhibit 4(d)

WHIRLPOOL CORPORATION

NONEMPLOYEE DIRECTOR EQUITY PLAN

(As Effective January 1, 2005)

ARTICLE I GENERAL

1.1 PURPOSE

Whirlpool Corporation, a Delaware corporation (the “Corporation”), hereby adopts this Nonemployee Director Equity Plan (the “Plan”). The purpose of the Plan is to foster and promote the long-term financial success of the Corporation by attracting and retaining outstanding nonemployee directors by enabling them to participate in the Corporation’s growth through automatic, nondiscretionary awards of Common Stock (as defined in Section 1.3), Options (as defined in Section 3.1), and Deferred Stock Units (as defined in Section 2.3). Common Stock awards, Options, and Deferred Stock Units are collectively and interchangeably referred to herein as “Awards.”

1.2 PARTICIPATION

Only members of the Board of Directors of the Corporation (the “Board”) who, at the time an Award is made, are not employees of the Corporation or any subsidiary or affiliate of the Corporation (“Directors”) will receive Awards under the Plan.

1.3 SHARES SUBJECT TO THE PLAN

Shares of stock covered by Awards under the Plan may be in whole or in part authorized and unissued or treasury shares of the Corporation’s common stock, $1.00 par value per share, or such other shares as may be substituted pursuant to Section 4.3 (“Common Stock”). The maximum number of shares of Common Stock that may be issued for all purposes under the Plan shall be 300,000 (subject to adjustment pursuant to Section 4.3). Any shares of Common Stock subject to an Option which for any reason is canceled or terminated without having been exercised shall again be available for Awards under the Plan. No fractional shares shall be issued.

1.4 GENDER AND NUMBER

Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE II

STOCK AWARDS

2.1 INITIAL AWARD OF COMMON STOCK

On the date a Director first joins the Board, either as a result of being elected by shareholders or being appointed to a vacancy or newly created directorship by the Board, such Director shall automatically be entitled (subject to adjustment pursuant to Section 4.3) to a grant of 1,000 shares of Common Stock (the “Initial Stock Award”). The Initial Stock Award shall be granted immediately in shares of Common Stock. The shares of Common Stock awarded pursuant to this Section 2.1 will not be subject to any restriction under the Plan, provided that no such shares of Common Stock may be sold within the first six months after they are awarded, unless the death or disability of the Director occurs during such period.

2.2 ANNUAL AWARD OF COMMON STOCK

Effective on the date of each annual meeting of the stockholders of the Corporation (each, an “Annual Meeting”), each Director in office at the conclusion of such meeting will automatically be entitled (subject to adjustment pursuant to Section 4.3) to an Award of Common Stock (the “Annual Stock Award”), except as provided in Section 2.3 hereof. The number of shares granted pursuant to each Annual Stock Award shall be determined by dividing: (a) $54,000; by (b) the average Fair Market Value (as determined under Section 4.6 hereof) of a single share of Common Stock for the final three trading days before the Annual

Meeting. In the event fractional shares would otherwise result from the grant of any Award of Common Stock, the number of shares of Common Stock granted shall be reduced to the next lowest whole share so as to eliminate such fractions. The Annual Stock Award shall be granted immediately in shares of Common Stock unless such Director has filed an election with the Corporation to receive such Award as Deferred Stock Units under Section 2.3 hereof. The shares of Common Stock awarded pursuant to this Section 2.2 will not be subject to any restriction under the Plan, provided that no such shares of Common Stock may be sold within the first six months after they are awarded, unless the death or disability of the Director occurs during such period.

2.3 DEFERRED STOCK UNITS

If a Director files a timely election with the Corporation to receive stock-equivalent units (“Deferred Stock Units”) in lieu of all or a portion of any Annual Stock Award pursuant to the Whirlpool Corporation Deferred Compensation Plan II for Nonemployee Directors (the “Deferred Compensation Plan”), all or such portion as elected of such Director’s Annual Stock Award shall be granted (subject to adjustment pursuant to Section 4.3) in Deferred Stock Units. Deferred Stock Units granted to a Director shall be credited to a bookkeeping reserve account pursuant to the Deferred Compensation Plan solely for accounting purposes and shall not require a segregation of any of the Corporation’s assets. A Deferred Stock Unit shall be settled in Common Stock (unless otherwise provided in Section 4.3 hereof) at the time provided in the Deferred Compensation Plan. A Director to whom Deferred Stock Units have been credited will not have any rights as a stockholder with respect to such Deferred Stock Units or any Common Stock distributable with respect to such Deferred Stock Units until the Director becomes the record holder of Common Stock following the issuance of the Common Stock to the Director in redemption of Deferred Stock Units.

2.4 DEFERRED STOCK UNIT CERTIFICATES

The award of Deferred Stock Units shall be evidenced by a certificate executed by an officer of the Corporation.

ARTICLE III

STOCK OPTION AWARDS

3.1 AWARD OF STOCK OPTIONS

Effective on the date of each Annual Meeting, each Director in office at the conclusion of such meeting will automatically be awarded a stock option (an “Option”) under the Plan to purchase (subject to adjustment pursuant to Section 4.3) shares of Common Stock. The number of shares subject to such Option shall be determined by dividing $36,000 by the product of the Fair Market Value (as determined under Section 4.6 hereof) of a single share of Common Stock on the final trading day before the Annual Meeting multiplied by 0.35. In the event fractional shares would otherwise result from the grant of any Option, the number of shares subject to the Option shall be reduced to the next lowest whole share so as to eliminate such fractions.

3.2 STOCK OPTION CERTIFICATES

The award of an Option shall be evidenced by a certificate executed by an officer of the Corporation.

3.3 OPTION PRICE

The purchase price for Common Stock under each Option (the “Option Price”) granted under this Plan shall be the Fair Market Value (as determined under Section 4.6 hereof) of the Common Stock as of the final trading day before the Annual Meeting.

3.4 EXERCISE AND TERM OF OPTIONS

(a)	Options may be exercised by the delivery of written notice of exercise and the Option Price for the shares to be purchased to the Corporate Secretary of the Corporation. The Option Price may be paid in cash (including check, bank draft or money order) or, unless in the opinion of counsel to the Corporation to do so may result in a possible violation of any law, by delivery of Common

Stock already owned by the Director, valued at Fair Market Value on the date of the exercise. As soon as practicable after receipt of each notice and full payment, the Corporation shall deliver to the Director a certificate or certificates representing the acquired shares of Common Stock.

(b)	Each Option may be exercised at any time after the date it is awarded until (subject to Section 4.1) the first to occur of the twentieth anniversary of the date such Option was awarded or the second anniversary of the date the Director ceases to be a Director, provided that no Option shall be exercisable within the first six months after it is awarded, unless death or disability of the Director occurs during such period. In the event that the death or disability of the Director does occur and an Option is exercised in that period, any shares of Common Stock issued on such exercise may not be sold until the sixth month anniversary of the date of the grant of the Option.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.1 NON TRANSFERABILITY; BENEFICIARIES

All Awards shall be exercisable or received during the Director’s lifetime only by the Director or his legal representative. Any transfer contrary to this Section 4.1 will nullify the Option. In the event of a Director’s death prior to the exercise of any Options which were then exercisable, such Options may be exercised within one year after the Director’s death (regardless of the expiration date of such Options under Section 3.4 (b)) by the, Director’s beneficiary, designated as provided below, or, in the absence of any such designation, his estate. Each Director may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) who may exercise such Options and receive such certificates. Each designation with respect to Options will revoke all prior designations with respect to Options by such Director, will be in writing and will be effective only when filed with the Corporate Secretary of the Corporation during his lifetime. A Director’s beneficiary designation with respect to any outstanding Deferred Stock Unit shall be made pursuant to the terms of the Deferred Compensation Plan.

4.2 DIVIDEND EQUIVALENTS

In the event that a Director elects to receive Deferred Stock Units pursuant to the Deferred Compensation Plan in lieu of any Annual Stock Award, such Director shall be granted additional shares of Deferred Stock Units in the event any dividend is paid with respect to the Common Stock of the Corporation. The number of additional Deferred Stock Units granted pursuant to this Section 4.2 shall be determined by multiplying: (a) the number of Deferred Stock Units held by the Director on the dividend declaration date; by (b) the dividend paid per share by the Corporation on Common Stock; and dividing the result by (c) the Fair Market Value of a single share of Common Stock on the dividend payment date.

4.3 ADJUSTMENT UPON CERTAIN CHANGES

In the event of a reorganization, recapitalization, stock split or reverse stock split, combination of shares, merger, spin-off, split-up, share exchange, consolidation, rights offering or other similar change in the capital structure or shares of the Corporation, or an unusual or nonrecurring event affecting the Corporation or its financial statements or resulting from changes in applicable laws, regulations or accounting principles, adjustments in the number and kind of shares subject to Options and Deferred Stock Units and the Option Price of outstanding Options under this Plan as well as the treatment of fractional shares and fractional cents that arise as a result of such adjustments shall be made if, and in the same manner as, such adjustments are made to equity awards issued under the Corporation’s 2002 Omnibus Stock and Incentive Plan or any replacement or successor equity plan, subject to any required action by the Board or the stockholders of the Corporation and compliance with applicable securities laws.

In the event of any transaction resulting in a Change in Control (as defined in this Section 4.3) of the Corporation, the Corporation, in its sole discretion, may elect to change the form of payment in order to make payments with respect to outstanding Options and Deferred Stock Units in cash in lieu of Common Stock. For the purposes of payments made with respect to this Section 4.3, outstanding Options and Deferred Stock Units shall be valued at Fair Market Value (as defined in Section 4.6 hereof) determined as of the date of the consummation of the transaction resulting in the Change in Control. For purposes of this Section 4.3, Change in Control shall have the same meaning ascribed to such term in the Deferred Compensation Plan.

4.4 TAX WITHHOLDING

The Corporation shall have the power to withhold, or require a Director to remit to the Corporation, an amount sufficient to satisfy any withholding or other tax due from the Corporation with respect to any Award under the Plan, and the Corporation may defer such payment or issuance unless indemnified to its satisfaction.

4.5 AMENDMENT, SUSPENSION AND TERMINATION OF PLAN

The Board may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Corporation or the Directors to enjoy the benefits of any change in applicable laws or regulations, or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without stockholder approval to the extent required by law, agreement or the rules of any exchange upon which the Common Stock is listed, (a) except as provided in Section 4.3, materially increase the number of shares of Common Stock which may be issued under the Plan, (b) materially modify the requirements as to eligibility for participation in the Plan, (c) materially increase the benefits accruing to Directors under the Plan or (d) extend the termination date of the Plan. No such amendment, suspension or termination shall (x) impair the rights of Directors under any outstanding Option without the consent of the Directors affected thereby or (y) make any change that would disqualify the Plan, or any other plan of the Corporation intended to be so qualified, from the exemption provided by Rule 16b-3. No provision of the Plan which states the amount and price of securities to be awarded, specifies the timing of awards or sets forth the formula that determines the amount, price and timing of awards may be amended more than once every six months, except to comport with changes in the Internal Revenue Code of 1986, as amended.

4.6 DEFINITION OF FAIR MARKET VALUE

The term “Fair Market Value” as it relates to Common Stock on any given date means (a) the mean of the high and low sales prices of the Corporation’s Common Stock as reported by the Composite Tape of the New York Stock Exchange (or, if not so reported, on any domestic stock exchanges on which the Common Stock is then listed) ; or (b) if the Common Stock is not listed on any domestic stock exchange, the mean of the high and low sales prices of the Corporation’s Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (or, if not so reported, by the system then regarded as the most reliable source of such quotations) or, if there are no reported sales on such date, the mean of the closing bid and asked prices as so reported; or (c) if the Common Stock is listed on a domestic exchange or quoted in the domestic over-the-counter market, but there are not reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (a) or (b) above using the reported sale prices or quotations on the last previous date on which so reported; or (d) if none of the foregoing clauses apply, the fair value as determined in good faith by the Board.

4.7 PLAN NOT EXCLUSIVE

The adoption of the Plan shall not preclude the adoption by appropriate means of any other stock option or other incentive plan for Directors.

4.8 REPORTS

The Corporation shall supply each Director, not less frequently than once each year, a report stating the number of shares of Common Stock covered by Options held by such Director and the Option Prices thereof and Deferred Stock Units held by such Director.

4.9 LISTING, REGISTRATION AND LEGAL COMPLIANCE

Each Option shall be subject to the requirement that if at any time counsel to the Corporation shall determine that the listing, registration or qualification thereof or of any shares of Common Stock or other property subject thereto upon any securities exchange or under any foreign, federal or state securities or other law or regulation, or the consent or approval of any governmental body or the taking of any other action to comply with or otherwise with respect to any such law or regulation, is necessary or desirable as a condition to or in connection with the award of such Option or the issue, delivery or purchase of shares of Common Stock or other property thereunder, no such Award may be exercised or paid in Common Stock or other property unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained free of any conditions not acceptable to the Corporation, and the holder of the Award will supply the Corporation with such certificates, representations and information as the Corporation shall request and shall otherwise cooperate with the Corporation in effecting or obtaining such listing, registration, qualification, consent, approval or other action. The Corporation may at any time impose any limitations upon the exercise, delivery or payment of any Award which, in the opinion of the Board, are necessary or desirable in order to cause the Plan or any other plan of the Corporation to comply with Rule 16b-3. If the Corporation, as part of an offering of securities or otherwise, finds it desirable because of foreign, federal or state legal or regulatory requirements to reduce the period during which Options may be exercised, the Board may, without the holders’ consent, so reduce such period on not less than 15 days’ written notice to the holders thereof.

4.10 RIGHTS OF DIRECTORS

Nothing in the Plan shall confer upon any Director any right to serve as a Director for any period of time or to continue his present or any other rate of compensation.

4.11 REQUIREMENTS OF LAW; GOVERNING LAW

The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware. The provisions of this Plan shall be interpreted so as to comply with the conditions or requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, unless a contrary interpretation of any such provision is otherwise required by applicable law.

4.12 EFFECTIVE DATE; TERM OF PLAN

The Plan shall, subject to the approval of the holders of a majority of the shares of Common Stock present at the 2005 Annual Meeting, be deemed effective as of January 1, 2005. No Awards shall be made under the Plan after December 31, 2014.